Exhibit 10.1

Pursuant to the unanimous vote of the Board of Directors (“Board”) of Evercore Partners Inc. on November 7, 2006, in order to permit the granting of equity awards by certain committees of the Board, subject to certain limitations, the Board agreed to amend and replace Sections 4(a) and 4(c) of the 2006 Evercore Partners Inc. Stock Incentive Plan, as follows:

Administration. The Plan shall be administered by the Committee, which shall consist of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). However, the Board may delegate, to any committee of the Board, which committee may include one or more members of the Board who are also officers (including any Co-Chief Executive Officer) of the Corporation (a “Management Committee”), the authority to grant Awards under the Plan to Participants who are neither Non-Employee Directors nor “officers” of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

Terms of Awards. The Committee and the Management Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions);